Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES NEW SENIOR NOTES OFFERING

NORWALK, CT, September 3, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced today that it plans to offer €600 million aggregate principal amount of new senior unsecured notes maturing in 2031, subject to favorable market conditions. The notes will be guaranteed by the U.S. subsidiaries of Silgan that guarantee obligations under Silgan’s senior secured credit facility and existing senior secured and unsecured notes. Silgan intends to use the net proceeds from this notes offering to repay outstanding revolving loans under its senior secured credit facility and for other general corporate purposes.

The notes being offered by Silgan will not be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

In connection with this offering, a stabilizing manager (or persons acting on behalf of the stabilizing manager) may over-allot the notes or effect transactions with a view to supporting the market price of the notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date on which Silgan receives the proceeds from the issuance of the notes or no later than 60 calendar days after the date of allotment of the notes, whichever is the earlier. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on behalf of the stabilizing manager) in accordance with all applicable laws and rules.
The manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No key information document (KID) has been prepared pursuant to Regulation (EU) 1286/2014 (PRIIPs) or Regulation (EU) 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (UK PRIIPs) as the notes will not be available to retail investors in the EEA or the United Kingdom.

Promotion of the notes in the United Kingdom is restricted by the Financial Services and Markets Act 2000, as amended (the “FSMA”), and accordingly the notes are not being promoted to the general public in the United Kingdom. This press release is for distribution only to, and is only directed at, persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This press release is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2024 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187
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